FORM 3

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of
          1934, Section 17(a) of the Public Utility Holding Company Act
         of 1935 or Section 30(f) of the Investment Company Act of 1940





1.  Name and Address of Reporting Person        2.  Date of Event Requiring      4.  Issuer Name and Ticker or Trading Symbol
                                                          Statement
                                                       (Month/Day/Year)

WEBORG,            TOM                                    11/16/99                        HUMBOLDT BANCORP
----------------------------------------------  ------------------------------   --------------------------------------------------
  (Last)           (First)         (Middle)      3.  IRS or Social Security      5. Relationship of Reporting   6. If Amendment,
                                                     Number of Reporting Person     Person to Issuer               Date of Original
                                                           (Voluntary)              (Check all applicable)         (Month/Day/Year)

                                                                                  X   Director        10% Owner
                                                                                      Officer (give   Other
                                                                                      title below     (specify
                                                                                                       below)
11587 Splitrock Court
----------------------------------------------   -----------------------------     ---------------------------  -------------------
         (Street)
                                                                                                             7.  Individual or
 Gold River            California      95670                                                                   Joint/Group Filing
----------------------------------------------                                                                   (check applicable
(City)                   (State)       (Zip)                                                                     line)

                                                                                                             _X_ Form filed by One
                                                                                                                 Reporting Person

                                                                                                              __ Form filed by More
                                                                                                                 than One Reporting
                                                                                                                    Person(s)
  -------------------------------------------------------------------------------------------------------------------------------


             Table 1 - Non-Derivative Securities Beneficially Owned


                                                                                                              4. Nature of Indirect
                                                2.  Amount of Securities    3.  Ownership Form: Direct (D)           Beneficial
                                                    Beneficially Owned               or Indirect (I)                 Ownership
 1.  Title of Security (Instr. 4)                   (Instr. 4)                      (Instr. 5)                       (Instr. 5)
----------------------------------------      --------------------------    --------------------------------    -------------------

             Common Stock                                 8,333                       D                                n/a


----------------------------------------      --------------------------    --------------------------------    -------------------



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over) (Print or Type Responses)

FORM 3 (continued)Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)







                                                            3.     Title and                          5. Ownership
                                  2.  Date Exercisable         Amount of Securies                        Form of
                                    and Expiration Date       Underlying Derivative    4. Conversion    Derivative    6. Nature
                                      (Month/Day/Year)              Security              Exercise      Security:     of Indirect
                                  -----------  ------------ -------------------------     Price of      Direct (D)     Beneficial
1.  Title of Derivative Security   Date Exer-   Expiration           Amount or Number     Derivative   or Indirect     Owernship
    (Instr. 4)                     cisable       Date         Title     of Shares         Security     (I)(Instr. 5)   (Instr. 5)
--------------------------------  ------------- ----------- -------  ----------------  --------------  ------------- -------------

N/A


----------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:




**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



     *Signature of Reporting Person


     /s/ TOM WEBORG                                     Date:  December 1, 1999
     ---------------------------
         Tom Weborg

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.